Exhibit 10.1

CRANE CO.

PENSION BENEFIT EQUALIZATION PLAN

Adopted February 25, 2008

As Amended and Restated Effective December 8, 2008

PREAMBLE

On February 25, 2008, Crane Co., a Delaware corporation (the “Company”), established this nonqualified deferred compensation plan referred to as the Crane Co. Pension Benefit Equalization Plan (the “Plan”) for the benefit of designated employees of the Company. Thereafter, the Board approved the amendment and restatement of the Plan as set forth herein, effective December 8, 2008. This amended and restated version of the Plan completely replaces the original version of the Plan.

It is intended that the Plan be exempt from the reporting, disclosure, participation, vesting, funding and fiduciary responsibility requirements of Title I of the Employee Retirement Income Security Act of 1974 because it is an unfunded plan maintained by an employer for the purpose of providing benefits for a select group of management or highly compensated employees.

ARTICLE I

DEFINITIONS

The following words and phrases when used in the Plan shall have the meanings indicated in this Article I. Unless indicated otherwise, references herein to articles and sections are to articles and sections of the Plan.

“Accrued Benefit” has the same meaning as set forth in the Pension Plan.

“Actuarial Equivalent” has the same meaning as set forth in the Pension Plan.

“Beneficiary” means the Participant’s surviving spouse or such other individual entitled to receive a survivor or death benefit with respect to the Participant’s Accrued Benefit under the Pension Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Organization and Compensation Committee of the Board.

“Company” means Crane Co., and any entity that acquires or succeeds to all or substantially all of the Company’s business or assets and any successor to any such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Participant” means an employee of the Company who is designated for participation in accordance with Section 2.1.

“Pension Plan” means the Pension Plan for All Eligible Employees of Crane Co., as effective January 1, 2003 and as amended from time to time, and any successor defined benefit plan.

“Plan” means this Crane Co. Pension Benefit Equalization Plan, as set forth herein and as amended from time to time.

“Retirement Benefit” means the applicable Single Life Annuity benefit described in Article III.

“Retirement Shares” is defined in Section 3.1 of the Plan.

“Separation from Service” means a Participant’s death, disability, retirement or other termination of employment with the Company and its subsidiaries; provided, however, that, for purposes of this definition, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. The term “Separation from Service” shall be interpreted and applied in accordance with Section 409A of the Code and any regulations or other guidance thereunder.

“Single Life Annuity” means, with respect to a Participant, a form of payment under which the benefit is paid in monthly installments commencing as set forth in Section 4.1 and continuing for the lifetime of the Participant.

“Term Certain Life Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 4.1 and continuing for the longer of (a) the lifetime of the Participant or (b) a specified term, denoted as a number of months equivalent to either 5 years, 10 years or 15 years. In the event that the Participant dies before having received payment for the specified term, the remaining installment payments that would have been paid to the Participant had the Participant survived to the end of the specified term shall be payable to such Participant’s Beneficiary.

“Year of Service” has the same meaning as set forth in the Pension Plan.

“50% Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 4.1 and continuing for the lifetime of the Participant, with 50% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.

“75% Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 4.1 and continuing for the lifetime of the Participant, with 75% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.

“100% Joint and Survivor Annuity” means, with respect to a Participant, a form of payment that is the Actuarial Equivalent of a Participant’s Retirement Benefit and under which the benefit is paid in monthly installments commencing as set forth in Section 4.1 and continuing for the lifetime of the Participant, with 100% of such amount being paid to the Participant’s Beneficiary for so long as the Beneficiary survives after the Participant’s death.

ARTICLE II

PARTICIPATION AND DISTRIBUTION ELECTIONS

2.1	Participation. The Participants in the Plan shall consist of the individuals set forth on the attached Schedule A, and such other employees of the Company who are selected by the Committee from time to time for participation. After the Committee approves participation for an individual, the Company shall provide the individual with a notice of participation.

2.2	Initial Distribution Elections.

(a)	General Rule. Within thirty (30) days of commencing participation in the Plan, or at such later date and under such conditions as may be permitted under Section 409A of the Code and any guidance of the Internal Revenue Service thereunder, the Participant may elect, in such form or by such method as may be authorized by the Committee, (i) a form of distribution of the Participant’s Retirement Benefit in one of the optional forms of benefit described in Section 4.1(c) instead of the normal form of distribution as set forth in Section 4.1(b), and (ii) to designate a different commencement date, subject to compliance with Section 409A’s payment date requirements, for payment of the Participant’s Retirement Benefit than the date specified in Section 4.1(a).

(b)	New Payment Elections by December 31, 2008. Notwithstanding the provisions of Section 2.2(a), a Participant may file the election described in Section 2.2(a) at any time on or before December 31, 2008 and such election shall be immediately effective; provided, that no election made under this Section 2.2(b) shall (i) affect any payment that would otherwise be made under the terms of the Plan during the 2008 calendar year, or (ii) cause any payment that would otherwise be payable later than the 2008 calendar year to be made during the 2008 calendar year.

2.3	Subsequent Elections.

A Participant may elect, in such form or by such method as may be authorized by the Committee, (a) to change the form of payment provided under Section 4.1(b) or as previously-elected by the Participant in accordance with Section 4.1(c), and (b) to change the commencement date provided under Section 4.1(a) or as previously-elected by the Participant to a later commencement date; provided, however, that, except as may be otherwise permitted by the Committee consistent with the requirements of Section 409A of the Code and any guidance of the Internal Revenue Service thereunder, any election by a Participant under (b) above to change the commencement date of his or her Retirement Benefit shall be subject to the following requirements: (i) the election must not take effect until at least 12 months after the date on which the election is made; (ii) the commencement date elected must be at least 5 years later than the commencement date otherwise applicable under Section 4.1(a) or the existing election; and (iii) the election may not be made less than 12 months prior to the commencement date otherwise applicable under Section 4.1(a) or the existing election.

ARTICLE III

RETIREMENT AND DEATH BENEFITS

3.1	Retirement Benefit

(a) Normal Retirement Benefit. A Participant who has a Separation from Service for any reason other than death shall receive a Retirement Benefit, payable at the time and in the form set forth in Article IV, equal to (i), reduced by (ii) and (iii), where:

(i)	equals the Participant’s monthly Accrued Benefit, in the form of a Single Life Annuity, as of the Participant’s Separation from Service, determined in accordance with the provisions of the Pension Plan but without applying the limitations imposed by Sections 401(a)(17) and 415 of the Code;

(ii)	equals the Participant’s monthly Accrued Benefit, in the form of a Single Life Annuity, as of the Participant’s Separation from Service, determined in accordance with the provisions of the Pension Plan; and

(iii)	equals the credited value of certain shares of the Company’s common stock, which were awarded to the Participant for service prior to the Effective Date of this Plan and subject to certain forfeiture and other restrictions (the “Retirement Shares”), as set forth opposite such Participant’s name in the attached Schedule B; provided, however, that if, on or prior to the date the Participant’s Retirement Benefit is determined hereunder, the Participant forfeits some or all of such Retirement Shares under the terms of the applicable award agreements, the amount of the credited value attributed to the Participant for such Retirement Shares under Schedule B shall be reduced by the Committee in an appropriate and equitable manner to reflect such forfeiture.

(b) Alternative Retirement Date. Notwithstanding the provisions of Section 3.1(a), if a Participant’s Separation from Service occurs (i) prior to the date the Participant is eligible to commence an unreduced normal retirement benefit under the Pension Plan, and (ii) on or after the date that the Participant has (A) attained age sixty-two (62), and (B) completed at least ten (10) Years of Service, the Participant’s Retirement Benefit shall be calculated in accordance with the formula in Section 3.1(a), except that (x) the Participant’s monthly Accrued Benefit under Section 3.1(a)(i) will be determined without applying any early retirement reduction factor applicable under the Pension Plan, (y) the Participant’s monthly Accrued Benefit under Section 3.1(a)(ii) will be determined after applying any early retirement reduction factor applicable under the Pension Plan (provided, that no offset for the Pension Plan benefit will be applied under Section 3.1(a)(ii) for purposes of the benefit payable under this Section 3.1(b) until the date that Participant becomes entitled to commence a distribution of his or her Accrued Benefit under the terms of the Pension Plan), and (z) the Retirement Shares benefit under Section 3.1(a)(iii) will be determined by applying the same early retirement reduction factor that would be applicable under the Pension Plan.

3.2	Death Benefit

If a Participant dies prior to commencing a distribution of the Participant’s Retirement Benefit, the Participant’s Beneficiary shall receive a death benefit under this Plan in lieu of any benefit payable under Section 3.1. Such death benefit shall be payable at the time and in the form set forth in Article IV and shall be equal to one-half (1/2) of the Retirement Benefit calculated under Section 3.1 and determined as of the date of the Participant’s death, or if the Participant had incurred a Separation from Service prior to his or her death, the date of such Separation from Service.

3.3	Assumptions

For purposes of the Plan, all actuarial calculations shall be based on the same actuarial assumptions and methods used for purposes of the Pension Plan at the time such calculations are performed.

ARTICLE IV

TIMING AND FORM OF RETIREMENT BENEFIT

4.1	Timing and Form of Payment

(a)	Timing of Distribution. Unless the Participant has elected, in accordance with Article II, a different commencement date, the Participant’s Retirement Benefit under Section 3.1 shall be paid or commenced as soon as practicable on the later of (a) the first day of the seventh calendar month following the month that includes the date of the Participant’s Separation from Service, and (b) the first day of the month following the month in which the Participant attains age sixty-five (65).

(b)	Normal Form of Benefit. Unless the Participant has elected, in accordance with Article II, an optional form of distribution provided under Section 4.1(c), and subject to the provisions of Section 4.2, the applicable Retirement Benefit shall be paid as a Single Life Annuity.

(c)	Optional Forms of Benefit. In accordance with the election requirements of Article II, a Participant may file a written election to receive the Participant’s Retirement Benefit in one of the following optional forms in lieu of the Single Life Annuity set forth in Section 4.1(b):

(i) a 100% Joint and Survivor Annuity;

(ii) a 75% Joint and Survivor Annuity;

(iii) a 50% Joint and Survivor Annuity; or

(iv) a Term Certain Life Annuity, with a specified term of either 5 years, 10 years or 15 years.

4.2	Death Benefit.

A benefit paid under Section 3.2 as a result of the death of a Participant shall commence as soon as practicable following the Participant’s death. Such death benefit shall be paid in a Single Life Annuity to the Participant’s Beneficiary.

4.3	Certain Accelerated Payments. Notwithstanding the foregoing, the provisions of Section 4.1 shall not be applicable to a payment that becomes due under the following circumstances:

(a)	QDROs

The time or schedule of a payment of a vested Retirement Benefit to an individual other than the Participant may be accelerated as may be necessary to fulfill the requirements of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)	Payments Upon Income Inclusion Under Section 409A

The time or schedule of a payment of a vested Retirement Benefit to a Participant may be accelerated if at any time the Plan fails to meet the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder; provided, however, that any such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations and other guidance.

4.4.	Vesting

A Participant shall have a fully vested interest in the Participant’s Retirement Benefit to the same extent and at the same time as the Participant attains full vesting of the Participant’s Accrued Benefit under the terms of the Pension Plan. To the extent a Participant is not vested in the Participant’s Retirement Benefit as of the date of the Participant’s Separation from Service in accordance with this provision, such Retirement Benefit shall be forfeited and the Participant shall have no further right or interest in such Retirement Benefit.

4.5	Effect of Separation from Service

If the Participant incurs a Separation from Service for any reason, the Participant shall cease to accrue any additional benefits under this Plan or to be an active participant in the Plan. The Participant’s reemployment with the Company following commencement of the Participant’s Retirement Benefit hereunder shall have no effect on payment of the Participant’s Retirement Benefit.

ARTICLE V

ADMINISTRATION

5.1	Committee

(a)	Responsibilities. The Plan shall be administered by the Committee. The Committee (and its delegates) shall have full discretionary authority to interpret and administer the Plan, make factual findings and determine the amount, if any, payable to any person under the Plan. The Committee’s (and its delegates) decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties; provided that the Committee may override any decision of a delegate within thirty business days of such decision. The Committee, the Company or any employee, officer or director of the Company or any of its affiliates shall not be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan.

(b)	Authority of Members. The Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act that the Plan authorizes or requires the Committee to do, including, without limitation, the retention of counsel and other agents as it may require in carrying out the provisions of the Plan.

(c)	Authority to Delegate. Any responsibility or authority assigned to the Committee under this Article V may be delegated to any other person or persons, by name or in the case of a delegation to an employee of the Company or any of its affiliates by title or position with the Company, consistent with the by-laws or other procedures of the Committee, provided that such delegation is revocable by the Committee at any time, in its discretion.

(d)	Records and Expenses. The Committee or its designees shall keep such records as may be necessary for the administration of the Plan and shall furnish such periodic information to Participants as it deems necessary or desirable, in the sole discretion of the Committee. All expenses of administering the Plan shall be paid by the Company and shall not affect a Participant’s right to, or the amount of, benefits.

5.2	Claims Procedures

(a)	General. All claims for benefits under the Plan shall be submitted to, and within 90 days thereafter decided in writing by, the Committee. If the Committee determines that an extension of time for processing the claim is required, the Committee may extend the date by which a decision is required to 180 days after the claim is submitted provided that the Committee provides written notice of the extension to the claimant prior to the termination of the initial 90-day period, including the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

(b)	Information Provided Upon Denial of a Claim. Written notice of the decision on each claim shall be furnished reasonably promptly to the claimant. If the claim is wholly or partially denied, such written notice shall set forth (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, as amended, following the denial of a claim on review.

(c)

Appeals Procedure. A claimant may request a review by the Committee of a decision denying a claim in writing within 60 days following receipt of the denial. All such reviews shall be decided in writing by the Committee within 60 days after receipt of the request for review. If the Committee determines that an extension of time for processing the review is required, the Committee may extend the date by which a decision is required to 120 days after the request for review is submitted provided that the Committee provides written notice of the extension to the claimant prior to the termination of the initial 60-day period, including the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

(d)	Review of Denied Claim. In connection with a review of a denied claim for benefits, a claimant shall (i) have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and (ii) be provided, upon request, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim for benefits. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant related to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If a claim is denied upon review, the written notice of the denial shall specify (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial is based, and (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

(e)	Authorized Representative. The claimant may, at his or her own expense, have an authorized representative to act on the claimant’s behalf in pursuing a benefit claim or appeal of the denial of the benefit. In order for a representative to be recognized as acting on behalf of the claimant, the claimant must provide in writing to the Committee the name, address and phone number of the claimant’s authorized representative and a statement that the representative is authorized to act in the claimant’s behalf concerning the claim for benefit, and if applicable, an appeal of the denial of the benefit.

(f)	Limitations on Claims; Overpayments. No legal action with respect to a Participant’s or Beneficiary’s claim for benefits under the Plan may be commenced later than one year after the date of the final determination regarding the Participant’s or Beneficiary’s claim as provided under this Section. If there has been an overpayment of a benefit to a Participant or Beneficiary, such person, upon receipt of a written notice and explanation, shall promptly return the amount of the overpayment to the Company.

ARTICLE VI

FUNDING

The Plan is an unfunded arrangement. No portion of any funds of the Company or any of its subsidiaries shall be required to be set apart for a Participant or Beneficiary. The rights of a Participant or Beneficiary to the payment of the Retirement Benefit shall be limited to those of a general, unsecured creditor of the Company who has a claim equal to the value of the Participant’s Retirement Benefit. Retirement Benefits shall be payable from the general assets of the Company, and/or from any grantor trust or other funding vehicle that the Company, in its discretion, may establish consistent with the tax deferral objective of this Plan; provided, however, that no Participant or Beneficiary shall at any time have any right to all or any portion of the assets of or associated with any such trust or other funding vehicle.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1	Amendment

The Committee shall have the right to amend the Plan for any reason, at any time and from time to time. No amendment of the Plan shall cause, without the Participant’s written consent, a reduction in the vested Retirement Benefit to which the Participant or the Participant’s Beneficiary would have been entitled as of the effective date of such amendment under the terms of this Plan absent such amendment. Furthermore, no amendment may result in an acceleration of benefit payment (except as may be permitted by Section 409A of the Code).

7.2	Termination

The Company may, by action of the Board, terminate the Plan subject to the following provisions:

Upon termination of the Plan, Retirement Benefits accrued and vested as of the date of termination of the Plan shall be held, administered and distributed in accordance with the terms and conditions of the Plan as in effect on the date of Plan termination, except that: Retirement Benefits under the Plan may be distributed prior to the time required under Article V if all nonqualified deferred compensation arrangements sponsored by the Company and any company required to be aggregated with the Company under Section 414(b) and (c) of the Code that are treated, together with the Plan, as one arrangement under Section 409A of the Code, are terminated, subject to the following requirements: (i) no payments other than payments that would be payable under the terms of the Plan and such other arrangements if the termination had not occurred are made within 12 months of the termination of the Plan and such other arrangements, (ii) all payments under the Plan and such other arrangements are made within 24 months of the date of such termination, and (iii) neither the Company nor any company required to be aggregated with the Company under Section 414(b) or (c) of the Code adopts a new arrangement that would, with the Plan or any such other terminated arrangement, be treated as a single arrangement under Section 409A of the Code, at any time within three (3) years following the date of termination of the Plan and such other arrangements.

ARTICLE VIII

GENERAL PROVISIONS

8.1	Payments to Minors and Incompetents

If the Participant or any Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Board or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Board may designate or to a duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

8.2	No Contract

This Plan shall not be deemed a contract of employment with the Participant, and no provision hereof shall affect the right of the Company to terminate the Participant’s employment.

8.3	Non-Alienation of Benefits

No amount payable to, or held under the Plan for the account of, the Participant or any Beneficiary shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No amount payable to, or held under the Plan for the account of, the Participant shall be subject to any legal process of levy or attachment.

8.4	Income Tax Withholding

The Company may withhold from any payments hereunder such amount as it may be required to withhold under applicable federal, state or other income tax law, and transmit such withheld amounts to the appropriate taxing authority. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.

8.5	Governing Law

The provisions of the Plan shall be interpreted, construed and administered under the laws of the State of New York applicable to contracts entered into and performed in such state, without regard to the choice of law provisions thereof and to the extent that ERISA and other federal laws do not apply.

8.6	Captions

The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan or in any way affect the construction of any provision of the Plan.

8.7	Severability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

8.8	Notices

The Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States first class mail, postage prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

8.9	Binding Nature; Assignability

This Plan shall be binding upon the successors and assigns of the Company. The rights or obligations of the Company under this Plan may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Plan, either contractually or as a matter of law.

8.10	Gender, Singular and Plural

All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person(s) requires. As the context may require, the singular may be read as the plural and the plural as the singular.

8.11	409A Compliance

The Plan is intended to comply with the requirements of Section 409A of the Code. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Board, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer effective as of the 8th day of December, 2008.

CRANE CO.

By:	/s/ Augustus I. duPont

Title:	Vice President, General Counsel and Secretary

CRANE CO.

Pension Benefit Equalization Plan

Schedule A

The following individuals are the participants of the Plan as of the Effective Date:

Augustus I. duPont

Bradley L. Ellis

Eric C. Fast

Elise M. Kopczick

Thomas M. Noonan

CRANE CO.

Pension Benefit Equalization Plan

Schedule B

Credits for Retirement Shares Awarded to Participants

Prior to the Effective Date of the Pension Benefit Equalization Plan

Participant	Credited Value of Retirement Shares ($)*

Augustus I. duPont	5,214.00

Bradley L. Ellis	2,141.21

Eric C. Fast	16,527.63

Elise M. Kopczick	7,356.46

Thomas M. Noonan	2,337.61

*	Subject to reduction by the Committee to reflect forfeiture of some or all of such credited retirement shares under the terms of the applicable award agreements.